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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT: (DATE OF EARLIEST EVENT REPORTED): JULY 19, 2004

                          COMMISSION FILE NO. 000-50601


                           EZCOMM ENTERPRISES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



           DELAWARE                                       33-0827004
-----------------------------------         ---------------------------------
(STATE  OR  OTHER  JURISDICTION  OF         (IRS EMPLOYER IDENTIFICATION NO.)
INCORPORATION  OR  ORGANIZATION)



                      11789, 79A Avenue, Delta, BC, V4C 1V7
 -----------------------------------------------------------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


                                 (604) 599-8186
                     --------------------------------------
                            (ISSUER TELEPHONE NUMBER)


                                   EZCOMM INC.
                     --------------------------------------
                            (FORMER NAME AND ADDRESS)




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ITEM 5.  OTHER EVENTS

The Company failed to file its annual report with the Delaware Secretary of State on time. Due to a change of address the annual reports were not being received at the Company's new office. As a result the corporate registry put the Company into default status. As soon as this information came to management's attention, the Company filed a Certificate of Renewal and Revival with the Delaware Secretary of State on July 19, 2004. As part of the certificate of renewal the Company changed its name from "Ezcomm, Inc." to "Ezcomm Enterprises Inc." Upon the filing of this certificate the Company was once again in good standing with the corporate registry.

The Company's Board of Directors also authorized an increase in the amount of authorized common shares from eighty million shares of common stock and to four hundred and eighty million (480,000,000) shares of common stock. The number of authorized preferred shares remains the same at twenty million shares of preferred stock (20,000,000) and the par value of $0.0001 per share for both classes of stock also remains unchanged. The number of issued and outstanding common shares remains the same at 35,368,800. There are currently no preferred shares, options, or warrants outstanding. On July 26, 2004, the Company filed a Certificate of Amendment to Articles of Incorporation with the Delaware Secretary of State to amend its articles to increase the capital stock of the Company, as mentioned above.

The Company's common stock will continue to trade under the stock symbol "EZMM" on the NASD OTC Bulletin Board.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

c) Exhibits:

         3.1      Certificate of Renewal and Revival
         3.2      Certificate of Amendment to Certificate of Incorporation


                                   Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


EZCOMM ENTERPRISES INC.

July 28, 2004

/s/ Peter Braun
----------------------
Peter Braun
President